SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
                        (AMENDMENT NO. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or
(S)240.14a-12

                PEOPLES S&P MIDCAP INDEX FUND, INC.
    -----------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)
                PEOPLES S&P MIDCAP INDEX FUND, INC.
   -------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
  141-6(j)(2).

[_]   $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[_]   Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11:*

      (4)  Proposed maximum aggregate value of transaction:


__________________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

Notes:



                                            February 1, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: 1934 Act Filings

Gentlemen:

Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, transmitted herewith for filing is a copy of definitive proxy materials for a meeting of stockholders of Peoples S&P MidCap Index Fund, Inc. The filing fee of $125 for the Fund was forwarded prior to filing the preliminary proxy materials on December 23, 1994. It is estimated that proxy materials will be mailed to stockholders of record on or about February 6, 1995.






               PEOPLES S&P MIDCAP INDEX FUND, INC.


            Notice of Special Meeting of Stockholders


To the Shareholders

          PEOPLES S&P MIDCAP INDEX FUND, INC.:

   A special meeting of stockholders of the Peoples S&P MidCap
Index Fund, Inc. (the "Fund") will be held at the offices of The
Dreyfus Corporation, 200 Park Avenue, 7th Floor West, New York,
New York, on Friday, March 31, 1995 at 10:00 a.m. for the following purposes:



   1. To approve a new Index Management Agreement between the Fund and the successor to the business of World Asset Management, Inc. ("World Asset"), the Fund's existing index fund manager, resulting from the formation of a joint venture pursuant to an agreement among Comerica Incorporated, Woodbridge Capital Management, Inc., World Asset and Munder Capital Management, Inc., such Index Management Agreement containing substantially the same terms and conditions, including the fee charged the Fund, as the Fund's existing Index Management Agreement with World Asset; and


 2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.


      Stockholders of record at the close of business on February
1, 1995, will be entitled to receive notice of and to vote at the meeting.

               By Order of the Board of Directors



                                        John E. Pelletier
                                          Secretary

New York, New York
February 1, 1995


               WE NEED YOUR PROXY VOTE IMMEDIATELY

     A STOCKHOLDER MAY THINK HIS VOTE IS NOT IMPORTANT, BUT IT IS VITAL. BY LAW, THE MEETING OF STOCKHOLDERS OF THE FUND WILL
HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF LESS THAN A MAJORITY OF ITS SHARES ELIGIBLE TO VOTE IS REPRESENTED. IN THAT EVENT, THE FUND, WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE FUND TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD IMMEDIATELY. YOU AND ALL OTHER STOCKHOLDERS WILL BENEFIT FROM YOUR COOPERATION.






PEOPLES S&P MIDCAP INDEX FUND, INC.

PROXY STATEMENT


Special Meeting of Stockholders
to be held on March 31, 1995



   This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Peoples S&P MidCap Index Fund, Inc. (the "Fund") to be used at the special meeting of stockholders (the "Meeting") of the Fund, to be held on Friday, March 31, 1995 at 10:00 a.m., at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor West, New York, New York, for the purposes set forth in the accompanying Notice of Meeting of Stockholders. Stockholders of record at the close of business on February 1, 1995 are entitled to receive notice of and to vote at the Meeting.
Each share of common stock of the Fund is entitled to one vote. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by giving another proxy or by letter or telegram directed to the Fund, which must indicate the stockholder's name and account number. To be effective, such revocation must be received before the Meeting. Also, any stockholder who attends the Meeting in person may vote by ballot at such Meeting, thereby canceling any proxy previously given. As of January 26, 1995, there were 5,251,568.557 shares of common stock issued and outstanding.



          It is estimated that proxy materials will be mailed to stockholders of record on or about February 6, 1995. The principal executive offices of the Fund are located at 200 Park Avenue, New York, New York 10166.
Copies of the Fund's most recent Annual and Semi-Annual Reports are available upon request, without charge, by writing to the Fund at its principal executive offices or by calling toll-free 1-800-645-6561.


     PROPOSAL 1.APPROVAL OF A NEW INDEX MANAGEMENT AGREEMENT
BETWEEN THE FUND AND THE NEW INDEX FUND MANAGER

Introduction

  At the Meeting, stockholders will be asked to approve a new Index Management Agreement (the "New Index Management Agreement"), which is being submitted in connection with a change in control of the Fund's index fund manager, and the payment of index management fees to the Fund's index fund manager during the interim period from the date of such change in control through the date of the Meeting and any adjournment thereof. The New Index Management Agreement is summarized below, and is substantially identical to the Fund's former Index Management Agreement (the "Former Index Management Agreement"), except for the change in the Fund's index fund manager, the commencement and termination dates and other technical changes. A copy of the New Index Management Agreement is attached to this Proxy Statement as Exhibit A, and the description of the New Index Management Agreement which follows is qualified in its entirety by reference to Exhibit A.

Background


   Before December 31, 1994, World Asset Management, Inc. ("World Asset"), a wholly-owned subsidiary of Comerica Bank ("Comerica"), served as index fund manager pursuant to an Index Management Agreement with the Fund dated February 24, 1994. On November 2, 1994, Comerica Incorporated (Comerica's parent), World Asset and Woodbridge Capital Management, Inc.
("Woodbridge"), a subsidiary of Comerica, entered into a joint venture agreement with Munder Capital Management, Inc. ("Old MCM, Inc."), providing for the transfer of the investment management businesses of World Asset, Woodbridge and Old MCM, Inc. to a new general partnership named Munder Capital
Management (the "Munder Partnership") and the subsequent formation of a separate partnership subsidiary of the Munder Partnership named World Asset Management (the "New Index Fund Manager") to hold the assets and conduct the business formerly conducted by World Asset. The parties to the joint venture agreement believe that the transfer of these businesses to the Munder
Partnership and subsequent formation of the New Index Fund Manager should result in an organization with greater investment management resources, experience, capabilities and prospects. Closing on the joint venture transaction occurred on December 31, 1994, pursuant to which the New Index
Fund Manager became 99% owned by the Munder Partnership and 1% owned by The Munder Capital Management
Trust I, a trust whose settlor and beneficiary is the Munder Partnership, and whose sole trustee is Mr. Lee P. Munder, the President and Chief Executive Officer of Old MCM, Inc. The transfer of World Asset's business and assets to the New Index Fund Manager caused the automatic termination of the Former Index Management Agreement pursuant to its terms and the provisions of the Investment Company Act of
1940, as amended (the "Act"). Since the closing, the New Index Fund Manager has provided index fund management services to the Fund under the New Index
Management Agreement dated January 1, 1995, which provides for the same services at the same index fund management fee rate as the Former Index Management Agreement.



  In connection with the foregoing transactions, Section 15(a) of the Act requires that investment advisory agreements such as the New Index Management Agreement be approved by the stockholders of an investment company.
On November 22, 1994, the Fund and World Asset filed an application (the "Application") for exemption from the provisions of Section 15(a) of the Act with the Securities and Exchange Commission (the "Commission"). The Application requests an order of the Commission permitting implementation, without stockholder approval, of the New Index Management Agreement during the interim period commencing on the date of the closing of the joint venture agreement until such time as the Fund's stockholders meet to consider and vote on the approval of the New Index Management Agreement (the "Interim Period").



   As a condition to the requested exemptive relief, the Fund has undertaken in the Application that index fund management compensation, to the extent otherwise payable by the Fund during the Interim Period, would be maintained in an interest-bearing escrow account and amounts in the account will be paid to the New Index Fund Manager only upon approval by the stockholders of the Fund of the New Index Management Agreement and the compensation payable thereunder. In addition, the Application contains representations that the New Index Fund Manager will take all appropriate steps so that the scope and quality of the index management and other services provided to the Fund during the Interim Period will be at least equivalent to the scope and quality of the services previously provided; and that, in the event of any material change in the personnel providing services pursuant to the New Index Management Agreement during the Interim Period, the Fund's Board of Directors will be apprised and consulted to assure that they are satisfied that the services provided will not be diminished in scope or quality.


 Although the Fund believes that the Commission will grant the exemptive relief requested on the conditions stated above, there is no assurance that the Commission will do so, even if Proposal 1 is approved by stockholders at the Meeting. In such an event, the Fund would consider what action would be appropriate to take in light of the Commission's response to the Application.

Description of the New Index Management Agreement

          The New Index Fund Manager currently serves as index fund manager to the Fund pursuant to the New Index Management Agreement. In the New Index Management Agreement, the New Index Fund Manager agrees, subject to the general supervision of the Fund's Board of Directors, to manage the Fund's portfolio in accordance with its investment objective and policies, place purchase and sale orders for the Fund's transactions, and provide continuous supervision of the Fund's investment portfolio. In addition, the New Index
Fund Manager will supply office facilities (which may be in the New Index Fund Manager's own offices), data processing services, clerical, internal auditing services, internal executive and administrative services, and stationery and office supplies; make available to The Dreyfus Corporation, the Fund's administrator (the "Administrator"), information necessary to prepare reports to the Fund's stockholders, tax returns, reports to and filings with the
Commission and state Blue Sky authorities; and generally assist in all aspects of the Fund's operations.


   As compensation for the New Index Fund Manager's services to the Fund, the Fund has agreed to pay the New Index Fund Manager a monthly fee at the annual rate of .10 of 1% of the value of the Fund's average daily net assets. The fee payable to the New Index Fund Manager is not subject to reduction as the value of the Fund's net assets increases, but may be reduced pursuant to expense limitations in effect. Pursuant to the Former Index
Management Agreement, which provides for an index management fee identical to that contained in the New Index Management Agreement, the index fund management fee payable for the fiscal year ended October 31, 1994 was $72,970, which amount was waived by World Asset resulting in no index management fee being paid by the Fund. The New Index Fund Manager may, from time to time, including during the Interim Period, voluntarily waive all or a portion of its fee and/or assume certain expenses of the Fund, which would have the effect of lowering the overall expense ratio of the Fund and increasing yield to investors at the time such amounts are waived or assumed, as the case may be.


  The New Index Fund Manager will bear all expenses in connection with the performance of its services under the New Index
Management Agreement.
All other expenses incurred in the operation of the Fund will continue to be borne by the Fund, except to the extent specifically assumed by the New Index Fund Manager or the Administrator.


          The only differences between the Former Index Management Agreement and the New Index Management Agreement are the change in the index fund manager, termination dates, the Fund's address and a provision in the New
Index Management Agreement that the New Index Fund Manager notify the Fund of any change in the membership of the New Index Fund Manager within a reasonable time after such change. The Former Index Management Agreement provided that it would terminate on May 14th of each year unless continuance was specifically approved in accordance with the Act. Under its terms, if approved by stockholders, the New Index Management Agreement will continue until May 14, 1996, and thereafter will continue automatically for successive annual periods ending on May 14th of each year, provided such continuance is approved in accordance with the Act. The New Index Management Agreement may be terminated without penalty, on 60 days' notice, by the Fund's Board of Directors or by vote of the holders of a majority of the Fund's shares, or, upon not less than 90 days' notice, by the New Index Fund Manager. The New Index Management Agreement will terminate automatically in the event of it assignment (as defined in the Act).


Board Consideration and Recommendation

  In considering whether to approve the New Index Management Agreement and to submit it to the stockholders for their approval, the Board of Directors considered the following factors: (1) the representation that there would be no diminution in the scope and quality of advisory and other services provided by the New Index Fund Manager under the New Index Management
Agreement; (2) the substantially identical nature of the terms and conditions contained in the New Index Management Agreement as compared to the Former
Index Management Agreement; (3) the assurances provided to the Board that the Fund would receive during the Interim Period the same investment management services, provided in the same manner by essentially the same personnel, as it received under the Former Index Management Agreement; and (4) the representation that in the event of any material change in personnel providing services pursuant to the New Index Management Agreement during the Interim Period, the Board of Directors would be informed and consulted for the purpose of assuring themselves that the services provided would not be diminished in scope or quality. Additionally, the Directors considered the benefits that would be obtained by the Fund in maintaining continuity in the index fund management services provided to it, and determined that continuity was advantageous to the Fund as it would serve to minimize uncertainty and confusion, provide for the continued utilization of the demonstrated skills and capability of the staff of World Asset and its familiarity with the operations of the Fund, and avoid the possibility of disruptive effects on the
Fund that might otherwise result from a change in the management and operations of the Fund. In evaluating the effect of the change in control of
World Asset on the New Index Fund Manager's ability to continue to provide services to the Fund, the Directors received and considered information concerning the New Index Fund Manager's business organization, financial resources, personnel and other matters.

          The Board of Directors also concluded that payment of the index fund management fee under the New Index Management Agreement during the
Interim Period would be appropriate and fair considering that (1) the fee would be payable at the same rate as was previously in effect under the Former Index Management Agreement and services would be provided in the same manner,
(2) because of the relatively short time frame necessary to complete the change in control of World Asset, there was insufficient time to seek stockholder approval of the New Index Management Agreement prior to the change in control, and (3) the non-payment of index fund management fees during the
Interim Period would be an unduly harsh result in view of the services provided to the Fund under the New Index Management Agreement.

Required Vote and Directors' Recommendation

   Approval of this proposal requires the affirmative vote of (a)
67% of the voting securities present at this meeting, if the holders of more than
50% of the outstanding voting securities are present or represented by proxy, or (b) more than 50% of the Fund's outstanding voting securities, whichever is less.

THE BOARD OF DIRECTORS, INCLUDING THE "NON-INTERESTED" DIRECTORS,
RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NEW
INDEX MANAGEMENT AGREEMENT BETWEEN THE FUND AND THE NEW INDEX
FUND MANAGER


     ADDITIONAL INFORMATION ABOUT THE NEW INDEX FUND MANAGER


  The New Index Fund Manager is a Delaware general partnership with principal offices at 480 Pierce Street, Birmingham, Michigan 48009. The majority general partner (with a 99% interest) of the New Index Fund Manager is the Munder Partnership, a Delaware general partnership the general partners of which are WAM Holdings, Inc. and Woodbridge (together, the "Comerica Partners"), Old MCM, Inc. and Munder Group,
L.L.C. (together, the "MCM Partners").   The
Comerica Partners have offices at 100 Renaissance Center, Detroit, Michigan 48243 and are wholly-owned subsidiaries of Comerica Bank-Ann Arbor, N.A., which, in turn, is a wholly-owned subsidiary of Comerica Incorporated, a publicly-held bank holding company. Mr. Lee P. Munder, the Munder Partnership's chief executive officer, owns a controlling interest in each of the MCM Partners, which also have offices at 480 Pierce Street, Birmingham, Michigan 48009. The MCM Partners currently hold more than 50% of the partnership interests in the Munder Partnership, as represented by the partners' capital accounts. Accordingly, through the MCM Partners, Mr. Munder has a majority stake in, and operational control of, the Munder Partnership. However, certain activities of the Munder Partnership, including acquisitions, divestitures, succession planning, and significant changes from initial compensation formulas, would require the approval of the Comerica Partners.



   The New Index Fund Manager is a newly-formed registered investment adviser providing investment management services to individuals, corporations and foundations, and currently is responsible for managing or providing investment advice for assets aggregating approximately $6.2 billion. It also serves as index fund manager to two other investment companies that seek to replicate a benchmark index--SEI S&P Index Portfolio and SEI Bond Index Portfolio with net assets as of September 30, 1994 of $413 million and $49 million, respectively--and charges a monthly fee at the annual rate of .03% of the value of each such fund's average daily net assets.


   Banking laws and regulations, including the Glass-Steagall Act as presently interpreted by the Board of Governors of the Federal Reserve System, prohibit a bank holding company registered under the Federal Bank Holding Company Act of 1956 or any bank or non-bank affiliate thereof from sponsoring, organizing, controlling or distributing the shares of a registered open-end investment company continuously engaged in the issuance of its shares, and prohibit banks generally from underwriting securities. The New Index Fund
Manager is subject to such laws and regulations. However, a holding company or affiliate, and banks generally, can act as adviser to an investment company and can purchase shares of an investment company as agent for and upon the order of customers. The New Index Fund Manager believes that it may perform the services contemplated by the New Index Management Agreement without violating these banking laws or regulations. However, future changes in legal requirements relating to the permissible activities of banks and their affiliates, as well as future interpretations of current requirements, could prevent the New Index Fund Manager from continuing to perform investment management services for the Fund. If the New Index Fund Manager were prohibited from performing investment management services for the Fund, it is expected that the Board of Directors would select another qualified firm. Any new index management agreement would be subject to stockholder approval. The Fund does not anticipate that stockholders would suffer any adverse financial consequences should this occur.

                     ADDITIONAL INFORMATION
Beneficial Owners


          The following table sets forth certain information concerning persons that were beneficial owners of 5% or more of the outstanding shares of Common Stock of the Fund as of January
26, 1995:


                                             Percent of
Name and Address             Amount of        Total Shares
                             Shares Held       Outstanding

Charles Schwab & Co., Inc.   449,238.753         8.60%
Reinvest Account
Attn:  Mutual Funds
101 Montgomery St.
San Francisco, CA 94104

MAC & Co.                       437,422.553          8.30%
c/o Mellon Bank, N.A.
Mutual Funds
P.O. Box 320
Pittsburgh, PA 15230

Cornell College                276,357.707           5.30%
600 1st St. W.
Mount Vernon, IA 52314

Mercy Medical Center           267,034.111            5.10%
701 10th Street SE
Cedar Rapids, IA 52403

Portfolio Transactions


      The New Index Fund Manager assumes general supervision over placing orders on behalf of the Fund for the purchase or sale of portfolio securities. Allocation of brokerage transactions, including their frequency, is made in the best judgment of the New Index Fund Manager and in a manner deemed fair and reasonable to stockholders. The primary consideration is prompt execution of orders at the most favorable net price. Brokers also are selected because of their ability to handle special executions such as are involved in large block trades or broad distributions, provided the primary consideration is met. The overall reasonableness of brokerage commissions paid is evaluated by the New Index Fund Manager based upon its knowledge of available information as to the general level of commissions paid by other institutional investors for comparable services. For its portfolio securities transactions for the fiscal year ended October 31, 1994, the Fund paid total brokerage commissions of $24,979, none of which was paid to the Fund's distributor.


Former Index Management Agreement


    Pursuant to the requirements of the Act, the Former Index Management Agreement was submitted to the Fund's Administrator as sole stockholder prior to the public offering of the Fund's shares, and was last submitted for approval by the Fund's public stockholders on May 13, 1992 when such agreement was between the Fund and the predecessor to World Asset. The continuance of the Former Index Management Agreement for an additional annual term was most recently approved by the Board of Directors, including the
Directors who are not "interested persons" of any party to such Agreement, on May 4, 1994.


Administrator


   The Dreyfus Corporation. The Administrator, located at 200 Park Avenue, New York, New York 10166, serves as administrator to the Fund under the terms of the Administration Agreement dated August 24, 1994, as revised January 1, 1995. The Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Act) of any party to the Administration Agreement, last approved the Administration Agreement at a meeting held on November 9, 1994.



   The Administrator was formed in 1947, has advised The Dreyfus Fund Incorporated since that time and serves as investment adviser, sub-investment adviser or administrator for other investment companies. The Administrator is a wholly-owned subsidiary of Mellon Bank, N.A., which is a wholly-owned subsidiary of Mellon Bank Corporation. In addition to serving as administrator to the Fund, Dreyfus serves as administrator to the following investment companies: Dreyfus Edison Electric Index Fund, Inc., Dreyfus-Wilshire Target Funds, Inc., Dreyfus Stock Index Fund, Pacific American Money
Market Portfolio, Pacific American U.S. Treasury Portfolio and Peoples Index Fund, Inc.



          Terms of the Administration Agreement. Pursuant to the Administration Agreement, the Administrator furnishes the Fund clerical help and accounting, data processing, bookkeeping, internal auditing and legal services and certain other services required by the Fund, prepares reports to the Fund's stockholders, tax returns, reports to and filings with the Commission and state Blue Sky authorities, and generally assists in all aspects of the Fund's operations, other than providing index management or investment advice. The Administrator bears all expenses in connection with the performance of its services.



   As compensation for its services, the Fund has agreed to pay the Administrator a monthly administration fee at the annual rate of .30 of 1% of the value of the Fund's average daily net assets.
For the fiscal year ended
October 31, 1994, the administration fee payable to the Administrator was $218,911.


Distributor


   The Fund's distributor is Premier Mutual Fund Services, Inc. (the "Distributor"), located at One Exchange Place, Boston, Massachusetts 02109.
The Distributor is a wholly-owned subsidiary of Institutional
Administration
Services, Inc., a provider of mutual fund administration services, the parent company of which is Boston Institutional Group, Inc. The Distributor serves as the Fund's exclusive distributor pursuant to an agreement which was last approved by the Fund's Board of Directors, including the "non-interested"
Directors (as defined in the Act), on June 1, 1994, and is renewable annually.
The Distributor also serves as distributor of the shares of the other funds in the Dreyfus Family of Funds.


                          OTHER MATTERS

  The Fund's Board members are not aware of any other matters which may come before the Meeting. However, should any such matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                       VOTING INFORMATION


  The New Index Fund Manager will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph, and the New Index Fund Manager may pay persons holding Fund shares in their names or those of their nominees for their expenses in sending soliciting materials to their principals.


  If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote Fund shares on a particular matter with respect to which the broker or nominee does not have discretionary power) or is marked with an abstention
(collectively, "abstentions"), the shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Abstentions, however, will have the effect of a "no" vote for the purpose of obtaining requisite approval for Proposal No. 1.


   In the event that a quorum is not present at the Meeting, or in the event that a quorum is present at the Meeting but sufficient votes to approve Proposal 1 are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of the proxies. Any such adjournment will require the affirmative vote of a majority of those shares that are represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote "FOR" Proposal 1 in favor of such adjournment(s), and will vote those proxies required to be voted "AGAINST"
Proposal 1 against any adjournment. A quorum is constituted with respect to the Fund by the presence in person or by proxy of the holders of more than one-third of the outstanding shares of the Fund entitled to vote at the Meeting.


       NOTICE TO BANKS, BROKER/DEALERS AND VOTING TRUSTEES
                       AND THEIR NOMINEES

     Please advise the Fund, in care of The Shareholder Services Group, Inc., a subsidiary of First Data Corporation, Attention:
Peoples S&P MidCap Index Fund, Inc., P.O. Box 9119, Quincy, Massachusetts 02269-9947, whether other persons are the beneficial owners of Fund shares for which proxies are being solicited from you, and, if so, the number of copies of the proxy statement and other soliciting material you wish to receive in order to supply copies to the beneficial owners of Fund shares.


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE,
STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO
IMMEDIATELY COMPLETE, DATE,
SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.



Dated:  February 1, 1995

                            EXHIBIT A

                   INDEX MANAGEMENT AGREEMENT

               PEOPLES S&P MIDCAP INDEX FUND, INC.
                         200 Park Avenue
                    New York, New York 10166



                                                  January 1, 1995


World Asset Management
100 Renaissance Center
5th Floor
Detroit, Michigan  48243


Dear Sirs:

    Peoples S&P MidCap Index Fund, Inc., a Maryland corporation
(the "Fund"), herewith confirms its agreement with you (the
"Adviser") as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to the Adviser, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors. The Fund employs The Dreyfus Corporation ("Dreyfus") to act as its administrator and desires to employ the Adviser to act as its index fund manager.

          In this connection it is understood that from time to time the Adviser will employ or associate with itself such person or persons as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both the Adviser and the Fund. The compensation of such person or persons shall be paid by the Adviser and no obligation may be incurred on the Fund's behalf in any such respect.

  Subject to the supervision and approval of the Fund's Board of Directors, the Adviser will provide investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in its Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, the Adviser will supervise the Fund's investments and, if appropriate, the sale and reinvestment of the
Fund's assets. The Adviser will furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting its portfolio and shall expect the Adviser, on its own initiative, to furnish to the Fund from time to time such information as the Adviser may believe appropriate for this purpose. The Adviser agrees to notify the Fund of any change in the membership of the Adviser within a reasonable time after such change.

  In addition, the Adviser will supply office facilities (which may be in the Adviser's own offices), data processing services, clerical, internal auditing services, internal executive and administrative services, and stationery and office supplies; make available to Dreyfus information necessary to prepare reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and generally assist in all aspects of the Fund's operations.

 The Adviser shall exercise its best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to the Adviser's undertaking the same that the Adviser shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

          In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a fee calculated daily and paid monthly at the annual rate of .10 of 1% of the value of the Fund's average daily net assets. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date hereof to the end of the month hereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

  For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed in the manner specified in the Fund's Articles of Incorporation for the computation of the value of the Fund's net assets.


   The Adviser will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Adviser or Dreyfus. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, if any, fees of
Directors who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of the Adviser or Dreyfus or any of their affiliates, Securities and Exchange Commission fees and state Blue Sky qualification fees, index management and administration fees, charges of custodians, transfer and dividend disbursing agents, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining corporate existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and corporate meetings, and any extraordinary expenses.


  If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Fund's Administration
Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, the Fund may deduct from the fees to be paid hereunder, to the extent required by state law, that portion of such excess expense which bears the same relation to the total of such excess as the Adviser's fee hereunder bears to the total fee otherwise payable for the fiscal year by the Fund pursuant to this Agreement and the Administration Agreement between the Fund and Dreyfus. The Adviser's obligation pursuant hereto is limited to the amount of its fees hereunder. Such deduction, if any, will be estimated daily, and reconciled and effected on a monthly basis.

  The Fund understands that the Adviser now acts and will continue to act as index manager to various investment companies and fiduciary or other managed accounts, and the Fund has no objection to the Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by the Adviser which have available funds for investment, the available securities will be allocated in a manner believed by the Adviser to be in keeping with its fiduciary or contractual duties to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

  In addition, it is understood that the persons employed by the Adviser to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or the right of any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

   Any person, even though also an officer, director, partner, employee or agent of the Adviser, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the
Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or one under the control or direction of the Adviser even though paid by the Adviser.

   This Agreement shall continue in effect automatically for successive annual periods ending on May 14 of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) vote of a majority (as defined in the Investment Company
Act of 1940) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's
Directors who are not "interested persons" (as defined in said
Act) of any
party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board of Directors or by vote of holders of a majority of the Fund's shares or, on not less than 90 days' notice, by the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

   If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                   PEOPLES S&P MIDCAP INDEX
                                     FUND, INC.

                                   By:___________________________
                                      Marie E. Connolly,
                                        President
Accepted:

WORLD ASSET MANAGEMENT

By:_______________________________

               PEOPLES S&P MIDCAP INDEX FUND, INC.


The undersigned stockholder of Peoples S&P MidCap Index Fund, Inc. (the "Fund") hereby appoints Steven F. Newman and
J. Stephen King, Jr., and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of common stock of the Fund standing in the name of the undersigned at the close of business on February 1, 1995, at a Meeting of Stockholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, New York, New York at 10:00 a.m. on Friday, March 31, 1995, and at any and all adjournments thereof, with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposal, as more fully described in the Proxy Statement for the meeting.


Please mark boxes in blue or black ink.


1. To approve a new Index Management Agreement between the Fund and the successor to the business of World Asset Management, Inc. ("World Asset"), the Fund's existing index fund manager, resulting from the formation of a joint venture pursuant to an agreement among Comerica Incorporated, Woodbridge Capital Management, Inc., World Asset and Munder Capital Management Inc., such Index Management Agreement containing substantially the same terms and conditions, including the fee charged the Fund, as the Fund's existing Index Management Agreement with World Asset.


          /  / FOR         /  /  AGAINST         /   / ABSTAIN


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE
VOTED FOR THE ABOVE PROPOSAL UNLESS OTHERWISE INDICATED.


                           Signature(s) should be exactly as name
                           or names appearing on this proxy.  If
                           shares are held jointly, each holder
                           should sign.  If signing is by
                          attorney, executor, administrator,
                           trustee or guardian, please give
                            full title.

                                   Dated:                , 1995



                                            Signature(s)



                                             Signature(s)


Sign, Date and Return the Proxy
  Card Promptly Using the
  Enclosed Envelope